VAALCO Energy, Inc. Announces fourth Quarter and FULL YEAR 2015 Results

HOUSTON – March 16, 2016 – VAALCO Energy, Inc. (NYSE: EGY) today reported results for the fourth quarter and full year 2015.

2015 and Recent Highlights:

•	Received $19 million payment from VAALCO’s Angola Block 5 partner on March 14, 2016.
•

Grew total production for full year 2015 to 4,625 BOED net barrels of oil equivalent (BOE) per day which is a 16% increase over full year 2014 total production of 3,994 BOED.   Fourth quarter 2015 production grew to 4,876 BOED versus the fourth quarter 2014 production of 3,690 BOED, a 32% increase.

•	Completed the largest development project (two platforms and six development wells) in the Company’s history and released the Transocean Constellation II rig in February 2016.
•	Further validated upside potential for the Dentale formation on the Company’s Etame Marin acreage with the two 2015 North Tchibala wells.
•	Reduced Houston corporate staff headcount by approximately 40% and reduced fourth quarter production expense per BOE by approximately 32% to $18.78 per BOE compared to the fourth quarter of 2014.
•	Adjusted EBITDAX totaled $32.2 million for full year 2015 and $1.2 million for the fourth quarter.

Adjusted EBITDAX and Adjusted Net Loss are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 11.

For the fourth quarter of 2015, VAALCO’s reported net loss was $80.8 million, or a loss of $1.38 per diluted share.  This includes a $52.1 million non-cash impairment charge primarily due to lower projected oil prices, an $8.8 million non-cash charge to exploration expense for undeveloped leasehold costs and several other adjustments totaling $6.3 million as described in the reconciliation below.  Excluding these charges, VAALCO’s Adjusted Net Loss was $13.6 million, or $0.23 loss per diluted share.  The benefit of increased production from five successful 2015 development wells offshore Gabon was more than offset by lower crude oil prices. In the fourth quarter of 2014, VAALCO reported a net loss of $98.3 million, or $1.70 per diluted share.  Despite the strong production results, Brent Crude decreased approximately 23% in the fourth quarter of 2015 which resulted in fourth quarter Adjusted EBITDAX of $1.2 million.  Adjusted EBITDAX excludes non-cash and other non-recurring items that are detailed in the reconciliation tables below.

Steve Guidry, VAALCO’s Chief Executive Officer, commented: “In early 2016, we successfully completed our multi-year capital investment program on our Etame Marin block offshore Gabon that included the commissioning of two new platforms, drilling six development wells on those new platforms, and completing two of a three well workover campaign to replace downhole production equipment. The 2015 successes included exploiting an under developed fault block in the Etame field, adding new Gamba production that continues to exceed expectations in the previously undeveloped Southeast Etame area, and initiating the industry-first Dentale production in offshore Gabon from two different horizons which increased the potential for production from the Dentale in other areas of our block. We are very pleased with our team’s performance which reversed the production decline and resulted in achieving the highest production rate since 2012. While we have identified 17 additional drilling opportunities on our Etame block, we decided to release the contracted rig due to low commodity prices which would produce poor development well returns.”

Guidry continued, “Looking ahead to 2016, we now plan to invest only $3 million to $6 million in capital this year with no additional drilling planned at this time. Our focus for the remainder of 2016 will be on enhancing our balance sheet and continuing to bolster our liquidity which was enhanced by collecting all amounts due from our Angola Block 5 partner on March 14, 2016.  In the current depressed price environment, we will continue to be diligent in optimizing production and reducing operating and general and administrative expenses.”

Gabon

Offshore Gabon. In the fourth quarter of 2015, the Company successfully completed the North Tchibala 2-H well on the Southeast Etame/North Tchibala (SEENT) platform.  The well was brought on production in December 2015 targeting the deeper Dentale D-18/19 formation.  This is the second North Tchibala well to produce from the Dentale formation which is believed to be present at varying depths in other areas of the Etame block and will be tested in future drilling campaigns.

The contract jackup rig was then moved to the Avouma/South Tchibala platform to perform workovers to replace electrical submersible pumps on three existing wells.  The South Tchibala 2-H workover was completed successfully and restored approximately 1,700 BOED gross (approximately 415 BOED net) of production that had been offline since August of 2014 due to downhole equipment failure.  The Avouma 2-H workover was also completed successfully and the well began producing at approximately 3,000 BOED gross (730 BOED net) following the workover.  This rate represents an increase of approximately 500 BOED gross (122 BOED net) from what the well was producing prior to the workover.  Finally, the Avouma 3-H workover was suspended due to mechanical issues.  This well was not on production prior to the workover.

On January 25, 2016, the Company began demobilizing the rig and no longer intends to drill any wells in 2016 on the Etame Marin block offshore Gabon.  Due to the continued sharp decline in oil prices, additional drilling locations were determined to be uneconomic at this time.  As a result, 2016 capital expenditures are expected to range from $3 to $6 million.  VAALCO is in discussions with the rig operator regarding the remaining rig contract term.

Although over 15 potential solutions were identified and evaluated by the Company and its partners to remove hydrogen sulfide (H2S) from fluids produced from impacted wells in the Ebouri and Etame fields, none are economic in the current depressed oil price environment.  The Etame Marin Crude Sweetening Project (CSP) is being suspended until oil prices recover to levels that support positive economic returns.  The suspension of the CSP resulted in a reduction of 1.4 million barrels of oil (MMBO) in VAALCO’s net proved reserves as of December 31, 2015.  The sour reserves were reclassified as unproved (contingent resources) as of January 1, 2016.

The planned maintenance turnaround for the Etame field was completed over a six day period in February.  Following the turnaround, production came back on line at higher rates than pre-shutdown levels due to removal of constraints and efficiency gains accomplished during the planned shutdown.  Following full field ramp up, production from the field has averaged over 20,000 BOED gross (5,000 BOED net).

The Company opened a data room in London in late 2015 to seek a potential working interest partner to sell down a portion of its working interest in Block 5 offshore Angola.  While a number of large independent exploration and production companies and major oil companies expressed interest and have reviewed the data, no offers have been received to date. The current concession extends through November 2017.   Due to the oil price decline, the current outlook for oil prices, and the lack of success in finding a partner to farm down part of our Block 5 interest, the Company recorded a full impairment on its inventory and undeveloped leasehold investment in Angola in the fourth quarter of 2015.  On March 14, 2016, VAALCO’s Angola Block 5 partner remitted payment of $19 million that settled its obligation as of December 31, 2015 and included $3.2 million of interest.  As shown on page 8 of the release, there is $15.8 million classified in Other noncurrent assets as restricted cash.  $15 million of the total relates to VAALCO’s three well commitment in Angola.

Equatorial Guinea

VAALCO continues to work with the Ministry of Mines, Industry and Energy and GEPetrol, the current block operator, on a revised joint operating agreement which is expected to name VAALCO as operator.  The Company and its partners are also working on timing and budgeting for the project, including the approval of a development and production plan.  This project remains under further evaluation due to low commodity prices.

2015 Fourth Quarter Financial Results

Total oil and natural gas sales for the fourth quarter of 2015 were $17.5 million, compared to $23.0 million for the same period in 2014, and $17.5 million in the third quarter of 2015.  Fourth quarter 2015 revenue was negatively impacted by significantly lower oil prices due to decreases in the Dated Brent market price and increased marketing differentials for West Africa crude.

During the fourth quarter of 2015, VAALCO sold approximately 463,000 net BOE at an average price of $38.85 per BOE compared to 367,000 net BOE at an average price of $62.70 per BOE in the fourth quarter of 2014, and 406,000 net BOE at an average price of $43.37 per BOE in the third quarter of 2015. Sales volumes (liftings) in the fourth quarter of 2015 were more than production volumes due to higher oil liftings resulting in a decrease in oil inventory remaining aboard the FPSO at quarter end.

Operating Costs and Expenses

Total production expense for the fourth quarter of 2015 was $13.5 million, which includes $4.2 million related to workovers performed in the quarter and $0.6 million related to the suspension of the CSP.  Ongoing production costs, which excludes workovers and the CSP suspension costs, totaled $8.7 million or $18.78 per BOE of sales, compared to $10.1 million, or $27.43 per BOE, in the fourth quarter of 2014, and $7.9 million, or $19.36 per BOE in the third quarter of 2015.

Exploration expense was $8.9 million in the fourth quarter of 2015 compared to $0.1 million in the comparable period in 2014, and $9.0 million in the third quarter of 2015.  The fourth quarter 2015 exploration expense includes $8.8 million for the non-cash write off of undeveloped leasehold costs in Angola and Montana.  In the third quarter of 2015, the Company recorded

$9.2 million in non-cash dry hole costs to write-off the carrying costs for the Company’s onshore Gabon Mutamba Iroru investment incurred in 2012.

Depreciation, depletion and amortization (DD&A) expenses were $9.5 million, or $20.56 per BOE of sales in the three months ended December 31, 2015 compared to $4.6 million, or $12.64 per BOE in in the comparable period in 2014, and $8.3 million, or $20.34 per BOE in the third quarter of 2015.

General and administrative (G&A) expenses for the three months ended December 31, 2015 were $3.3 million, or $7.18 per BOE as compared to $3.5 million, or $9.54 per BOE, in the three months ended December 31, 2014, and $3.5 million, or $8.63 per BOE, in the third quarter of 2015 (after excluding $0.3 million of severance costs). Consistent with its 2015 cost initiatives, the Company has been cutting executive and management cash compensation, reducing corporate staff headcount and lowering contract and third party costs. The full benefit of these reductions will be realized in 2016. General and administrative expense includes $0.8 million, $0.6 million, and $0.7 million of non-cash compensation expense for the quarters ended December 31, 2015, December 31, 2014, and September 30, 2015, respectively.

In the three months ended December 31, 2015, the Company recorded aggregate impairments of $52.1 million to write down its investments in the Etame Marin block, offshore Gabon and the Hefley and other U.S. fields. The impairments are primarily due to lower projected oil prices. In the three months ended December 31, 2014, the Company recorded an impairment of $98.3 million, and in the third quarter of 2015 recorded an $18 million impairment related to the write-down of its investment in the Etame Marin Block as a result of dramatically lower crude oil prices.

Income tax expense for the fourth quarter of 2015 was $4.2 million compared to $3.6 million for the same period in 2014, and $2.7 million in the third quarter of 2015.  The increase in tax compared with the prior periods was primarily related to a valuation allowance of $1.3 million taken against VAALCO’s Alternative Minimum Tax (AMT) credit.  Except for the $1.3 million valuation allowance, taxes in these periods were all paid in Gabon. Income taxes paid to the government of Gabon are a function of taxation on the remaining profit oil value after deducting the royalty and the cost oil values.

Year End 2015 Reserves

Approximately 94% of year-end 2015 reserves were oil and about 75% of the decrease in proved reserves during 2015 was due to the material drop in crude oil prices.  As prices improve in the future and VAALCO’s suspended drilling and crude sweetening projects become economic, the Company would expect these reserves to potentially get reclassified as proved.

MMBOE
Proved Reserves at December 31, 2014	8.5
2015 Production	(1.7)
Re-class sour reserves	(1.4)
Reduction due to lower crude prices	(2.7)
Performance additions	0.3
Proved reserves at December 31, 2015	3.0

Capital Investments/Balance Sheet

During the three months and year ended December 31, 2015 capital expenditures, on an accrual basis, were $11.9 million and $87.3 million, respectively, in net property and equipment additions, primarily associated with the drilling of development wells from the Etame and SEENT platforms, offshore Gabon.

At the end of the fourth quarter, VAALCO had a cash balance of approximately $25.4 million which does not reflect the $19 million collected from the Angola Block 5 partner on March 10, 2016.  As shown on page 8 of the release, VAALCO had $1 million in Current assets, Restricted cash related primarily to deposits in Gabon.  In Other noncurrent assets, Restricted cash, VAALCO has $15.8 million classified in Other noncurrent assets, restricted cash.  $15 million of the total relates to VAALCO’s three well commitment in Angola.

Earlier this month, the Company disclosed that the borrowing base under its revolving credit facility had been lowered to $20.1 million effective December 31, 2015, primarily due to the decline in oil prices. Additionally, the International Finance Corporation (IFC), the lender under the facility, informed VAALCO at that time that if we were to seek additional drawdowns under the facility before the next scheduled borrowing base redetermination date (as of June 30, 2016), it could elect to conduct an interim redetermination permitted under the credit facility agreement, which it believed would result in a borrowing base of less than $20.1 million. This redetermination was a result of the regular semi-annual review conducted by the IFC under the facility. All covenants under the facility remain unchanged. The borrowing base is supported solely by the Company's Etame Marin producing assets in Gabon.  Currently, the Company has $15 million drawn under this facility, which was also the amount drawn at December 31, 2015.

Strategic Alternatives Review

VAALCO announced on January 26, 2016 that the Board of Directors had formed a strategic committee to explore a range of strategic alternatives to further enhance shareholder value. The strategic alternatives process is reviewing options for the future of the Company including, but not limited to securing additional investment to support existing projects and growth opportunities, joint ventures, asset sales or farm-outs, the potential sale or merger of the Company, or continuing to pursue the Company’s existing operating plan by enhancing the Company’s liquidity through external sources of funding.

Conference Call

An updated investor presentation will be posted to VAALCO’s web site on Thursday morning that will be referenced in the conference call.  Please note new call in numbers below for the rescheduled call on Thursday.

As previously announced, the Company will hold a conference call to discuss its fourth quarter results tomorrow, Thursday, March 17, 2016, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).  Interested parties may participate by dialing 800 230-1096.  International parties may dial 612 288-0340.  The confirmation code is 389345.  This call will also be webcast on VAALCO’s website at www.vaalco.com.

An audio replay will be available beginning approximately one hour after the end of the conference call through April 17, 2016 on the Company’s website and by dialing 800 475-6701.  International parties may dial 320 365-3844.  The confirmation code is 389345.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future drilling, completion and other operations and activities.  All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, decisions by our current lender or future lenders, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.  These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2015, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC’s definitions for such terms. In this press release and the conference call, the Company may use the terms “resource potential” and “oil in place”, which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially added to proved reserves. Unbooked resource potential and oil in place do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil and natural gas prices, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, processing costs, regulatory approvals, negative revisions to reserve estimates and other factors as well as actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves may change significantly as development of the Company’s assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. The Company's properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contacts Don O. McCormack Chief Financial Officer 713-212-1038	Al Petrie Investor Relations Coordinator 713-543-3422

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

 (in thousands, except share and per share amounts)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$25,357	$69,051
Restricted cash	1,048	1,584
Receivables:
Trade	5,353	19,527
Accounts with partners, net of allowance	27,856	10,903
Other, net of allowance	42	3,285
Crude oil inventory	639	1,905
Materials and supplies	194	286
Prepayments and other	3,253	6,509
Total current assets	63,742	113,050
Property and equipment - successful efforts method:
Wells, platforms and other production facilities	412,593	338,641
Undeveloped acreage	10,000	22,133
Work in progress	-	25,157
Equipment and other	10,948	11,907
	433,541	397,838
Accumulated depreciation, depletion and amortization	(400,168)	(289,714)
Net property and equipment	33,373	108,124
Other noncurrent assets:
Restricted cash	15,830	20,830
Value added tax receivable, net of allowance	4,221	-
Deferred tax asset	-	1,349
Deferred finance charge	1,655	1,959
Abandonment funding	5,137	3,537
Total assets	$123,958	$248,849
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$46,848	$11,671
Accrued liabilities and other	19,868	26,869
Total current liabilities	66,716	38,540
Asset retirement obligations	16,166	14,846
Long term debt	15,000	15,000
Total liabilities	97,882	68,386
Commitments and contingencies
VAALCO Energy Inc. shareholders’ equity:
Preferred stock, none issued, 500,000 shares authorized, $25 par value	-	-
Common stock, 66,041,338 and 65,194,828 shares issued, $0.10 par value, 100,000,000 shares authorized	6,604	6,519
Additional paid-in capital	69,118	64,351
Less treasury stock, 7,514,169 and 7,393,714 shares at cost	(37,882)	(37,299)
Retained earnings (deficit)	(11,764)	146,892
Total equity	26,076	180,463
Total liabilities and equity	$123,958	$248,849

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2015	December 31, 2014	September 30,	December 31, 2015	December 31, 2014
Revenues:
Oil and gas sales	$17,523	$23,032	$17,546	$80,445	$127,691
Operating costs and expenses:
Production expense	13,459	10,075	7,859	40,096	31,718
Exploration expense	8,874	145	9,007	46,453	15,358
Depreciation, depletion and amortization	9,517	4,642	8,259	33,010	20,086
General and administrative expense	3,323	3,505	3,804	14,829	14,194
Impairment of proved properties	52,114	98,341	17,988	81,322	98,341
Shareholder matters	2,372	-	-	2,372	-
Other costs and expenses	(358)	600	2,750	2,968	2,400
Total operating costs and expenses	89,301	117,308	49,667	221,050	182,097
Other operating income, net	(3,346)	-	-	(2,948)	-
Operating income (loss)	(75,124)	(94,276)	(32,121)	(143,553)	(54,406)
Other income (expense):
Interest income	-	10	3	12	75
Interest expense	(218)	-	(465)	(1,337)	-
Other, net	(1,195)	(483)	1,622	809	(733)
Total other income (expense)	(1,413)	(473)	1,160	(516)	(658)
Loss before income taxes	(76,537)	(94,749)	(30,961)	(144,069)	(55,064)
Income tax expense	4,242	3,589	2,707	14,587	22,486
Net loss	$(80,779)	$(98,338)	$(33,668)	$(158,656)	$(77,550)

Basic net loss per share	$(1.38)	$(1.70)	$(0.58)	$(2.72)	$(1.36)
Diluted net loss per share	$(1.38)	$(1.70)	$(0.58)	$(2.72)	$(1.36)

Basic weighted average shares outstanding	58,473	57,791	58,392	58,289	57,229
Diluted weighted average shares outstanding	58,473	57,791	58,392	58,289	57,229

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended			Year Ended
	December 31, 2015	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(80,779)	$(98,338)	$(33,668)	$(158,656)	$(77,550)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,517	4,642	8,259	33,010	20,086
Amortization of debt issuance cost	(169)	231	162	304	328
Deferred taxes	1,349	-	-	1,349	-
Unrealized foreign exchange (gain) loss	(2,730)	(81)	(123)	(2,835)	(59)
Dry hole costs and impairment loss on unproved leasehold	8,804	-	8,977	45,652	13,273
Stock-based compensation	786	624	692	3,810	3,322
Bad debt provision	(51)	600	2,750	2,699	2,400
Other operating loss, net	3,346	-	-	2,948	-
Impairment loss	52,114	98,341	17,988	81,322	98,341
Change in operating assets and liabilities:
Trade receivables	1,631	(13,500)	1,181	14,174	(2,555)
Accounts with partners	(9,926)	(13,364)	(2,206)	(16,953)	(13,864)
Other receivables	2,658	1,065	(686)	(584)	(1,250)
Crude oil inventory	318	(440)	(510)	1,266	(1,748)
Materials and supplies	38	1,379	22	92	(122)
Value added tax receivable	(2,286)	-	-	(2,286)	-
Other long term assets	(1,566)	(3,537)	-	(1,566)	(3,537)
Prepayments and other	1,817	(625)	(220)	3,114	(4,172)
Accounts payable	10,316	(11,446)	7,954	28,926	(8,907)
Accrued liabilities and other	6,169	3,085	(6)	3,089	(596)
Net cash provided by operating activities	1,356	(31,364)	10,566	38,875	23,390
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in restricted cash	24	(9,284)	122	5,536	(9,219)
Property and equipment expenditures	(16,713)	(24,075)	(31,035)	(88,944)	(92,179)
Proceeds from sales of oil and gas properties	-	-	-	398	-
Net cash used in investing activities	(16,689)	(33,359)	(30,913)	(83,010)	(101,398)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	(11)	609	-	441	5,685
Debt issuance costs	-	(333)	-	-	(2,287)
Borrowings	-	-	-	-	15,000
Purchases of treasury stock	-	-	-	-	(1,868)
Net cash provided by (used in) financing activities	(11)	276	-	441	16,530
NET CHANGE IN CASH AND CASH EQUIVALENTS	(15,344)	(64,447)	(20,347)	(43,694)	(61,478)
CASH AND CASH EQUIVALENTS -- BEGINNING OF PERIOD	40,701	133,498	61,048	69,051	130,529
END OF PERIOD	$25,357	$69,051	$40,701	$25,357	$69,051

VAALCO ENERGY, INC AND SUBSIDIARIES

SELECTED FINANCIAL AND OPERATING STATISTICS

(Unaudited)

	Three Months Ended				Year Ended
	December 31, 2015		December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014
NET SALES DATA:
Oil (MBbls)	457		360	397	1,682	1,351
Natural Gas (MMcf)	33		45	53	181	227
Oil equivalents (MBOE)	463		367	406	1,712	1,389
Average daily sales volumes (BOE/day)	5,033		3,989	4,413	4,691	3,805
NET PRODUCTION DATA
Oil (MBbls)	442		332	432	1,659	1,420
Natural Gas (MMcf)	33		45	53	181	227
Oil equivalents (MBOE)	449		340	441	1,688	1,458
Average daily production volumes (BOE/day)	4,876		3,690	4,796	4,625	3,994
AVERAGE SALES PRICES:
Oil ($/Bbl)	$39.18		$63.50	$43.97	$47.85	$93.66
Natural Gas ($/Mcf)	1.88		4.26	2.75	2.21	4.57
Weighted average price ($/BOE)	38.85		62.70	43.37	47.24	91.86
COSTS AND EXPENSES (PER BOE OF SALES):
Production expense	$29.07		$27.50	$19.36	$23.42	$22.62
Production expense, excluding workovers	19.99	**	27.43	19.36	20.99	21.27
Depreciation, depletion and amortization	20.56		12.64	20.34	19.27	14.46
General and administrative expense *	7.18		9.54	9.37	8.66	10.22
Property and equipment expenditures, cash basis	$16,713		$24,075	$31,035	$88,944	$92,179

*General and administrative expenses includes $1.70, $1.70 and $1.71 per BOE of non-cash stock-based compensation expense in the three months ended December 31, 2015 and 2014 and September 30, 2015; and $2.23 and $2.94 per BOE of non-cash stock-based compensation expense in the years ended December 31, 2015 and 2014.  An additional $0.74 per BOE related to severance costs is included in the three months ended September 30, 2015.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense and our other non-cash or unusual items including stock compensation expense

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

Adjusted Net Loss excludes impairments of proved properties, non-operational adjustments, including impairment of proved properties and exploration expense on the onshore Gabon Mutamba Iroru discovery. Management uses this financial measure as an indicator of the Company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered a substitute for loss applicable to common stockholders.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted EBITDAX and Adjusted Net Income.

VAALCO ENERGY, INC AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP MEASURES

(Unaudited)

(in thousands)

Reconciliation of Net income (loss) to Adjusted EBITDAX
	Three Months Ended			Year Ended
	December 31, 2015	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014
Net income (loss)	$(80,779)	$(98,338)	$(33,668)	$(158,656)	$(77,550)
Add back:
Interest income (expense), net	218	(10)	462	1,325	(75)
Income tax expense	4,242	3,589	2,707	14,587	22,486
Depreciation, depletion and amortization	9,517	4,642	8,259	33,010	20,086
Impairment of proved properties	52,114	98,341	17,988	81,322	98,341
Exploration expense	8,874	145	9,007	46,453	15,358
Non-cash or unusual items:
Stock-based compensation	786	624	692	3,810	3,322
Shareholder matters	2,372	-	-	2,372	-
Crude sweetening project cancellation	563	-	-	1,887	-
Equipment write-offs	3,346	-	-	3,380	-
Allowance for bad debts	(51)	600	2,750	2,699	2,400
Adjusted EBITDAX	$1,202	$9,593	$8,197	$32,189	$84,368

Reconciliation of Net income (loss) to Adjusted net income (loss)
	Three Months Ended			Year Ended
	December 31, 2015	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014
Net income (loss)	$(80,779)	$(98,338)	$(33,668)	$(158,656)	$(77,550)
Adjustments:
Impairment of proved properties	52,114	98,341	17,988	81,322	98,341
Undeveloped leasehold cost impairment	8,787	2,307	-	12,134	3,880
Gabon Mutamba Iroru	-	-	9,226	-
Shareholder matters	2,372	-	-	2,372	-
Crude sweetening project cancellation	563	-	-	1,887	-
Equipment write-offs	3,346	-	-	3,380	-
Adjusted net income (loss)	$(13,597)	$2,310	$(6,454)	$(57,561)	$24,671
Adjusted net income (loss) per diluted share	$(0.23)	$0.04	$(0.11)	$(0.99)	$0.43